Exhibit 21.1

List of Subsidiaries of CNH Capital LLC as of December 19, 2012

Name	Jurisdiction of Organization

CNH Capital America LLC	Delaware, USA
New Holland Credit Company, LLC	Delaware, USA
Receivables Credit II Corporation	Alberta, Canada
CNH Capital Receivables LLC	Delaware, USA
Case Canada Receivables Inc.	Alberta, Canada
CNH Receivables LLC	Delaware, USA
CNH Capital Operating Lease Equipment Receivables LLC	Delaware, USA
Case Credit Holdings Limited	Delaware, USA
CNH Wholesale Receivables LLC	Delaware, USA
UzCaseagroleasing LLC	Uzbekistan
CNH Capital Equipment Loan and Lease Facility	Delaware, USA
CNH Capital Canada Ltd.	Alberta, Canada
CNH Capital Finance LLC	Delaware, USA